                                                                     EXHIBIT 8.1

                         [BAKER & MCKENZIE LETTERHEAD]

                                December 20, 2002

IIT Research Institute
10 West 35th Street
Chicago, IL  60616

Alion Science and Technology Corporation
1750 Tysons Boulevard, Suite 1300
McLean, VA  22102

State Street Bank & Trust Company
225 Franklin Street
Boston, MA  02110

      RE: The U.S. federal income tax status of Alion Science and Technology Corporation, a Delaware corporation ("Alion"), formerly known as Beagle Holdings, Inc. ("Beagle Holdings"), and Human Factors Applications, Inc., a Pennsylvania corporation ("HFA"), upon completion of the transaction consisting of the financing and acquisition by Alion of substantially all of the assets, including the stock of HFA, rights and liabilities of IIT Research Institute, an Illinois non-profit corporation controlled by the Illinois Institute of Technology ("IITRI") as described below (the "Transaction"), and certain other federal tax matters.

Ladies and Gentlemen:

            We have acted as special U.S. federal tax counsel to Alion on certain matters in connection with the Transaction. In connection therewith and pursuant to section 10.10 of the Fourth Amended and Restated Asset Purchase Agreement dated as of November 18, 2002, with effect as of June 4, 2002, between IITRI and Alion (the "Asset Purchase Agreement"), you have requested our opinion (the "Opinion") as to whether: (i) Alion should be treated as an "S corporation" (as defined below) for federal income tax purposes upon completion of the Transaction; (ii) HFA should be treated as a Qualified Subchapter S Subsidiary (as defined below and hereinafter referred to as a "Q-Sub") for federal income tax purposes upon completion of the Transaction; and (iii) Alion should

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BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 2


be subject to federal excise taxes or penalties under the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") upon completion of the Transaction. All section references herein are to the Internal Revenue Code of 1986, as amended (the "Code"). All regulation references are to the Income Tax Regulations thereunder.

I. BASIS FOR OPINION

            The Opinion set forth herein is based on, and we have relied upon the accuracy of (i) the facts set forth herein, (ii) certain stated assumptions which we have made with your permission, (iii) the representations and warranties made by IITRI and Alion in the Transaction Documents (as defined below), (iv) the representations made by IITRI and Alion in their respective representation letters attached as Exhibits B and C, respectively, and (v) the opinion of Silverstein and Mullens, a division of Buchanan Ingersoll, P.C. ("Silverstein and Mullens") dated December 20, 2002, regarding the status of the Original Trust, New Trust and KSOP (all as defined below) for federal income tax purposes attached as Exhibit D. In rendering our Opinion, we have reviewed copies of the documents listed in Exhibit A (the "Transaction Documents"). With your permission, we have assumed their authenticity and proper execution and that the descriptions, events and transactions referred to therein are accurate and have been or will be carried out in accordance with the terms thereof. We have not undertaken independently to verify the accuracy or completeness of any of the matters referred to herein or in the Transaction Documents. In the event that any one or more of the matters referred to herein or in the Transaction Documents is inaccurate or incomplete, the conclusions reached in this Opinion may be adversely affected.

II. FACTUAL BACKGROUND

            Summarized below are some of the background facts and descriptions of the parties and documents relevant to the status of Alion and HFA and the application of EGTRRA to Alion as of completion of the Transaction. A brief outline of the relevant law and legal analysis supporting the conclusions reached in this Opinion follows.

      A. THE PARTIES AND THE TRANSACTION DOCUMENTS

            Beagle Holdings was organized on October 10, 2001, for the purpose of purchasing substantially all of the assets, rights and liabilities of IITRI. Beagle Holdings amended its Articles of Incorporation on August 7, 2002 to change its name to Alion Science and Technology Corporation. Alion's by-laws provide for a board of directors with up to twelve member. Initially, Alion intends to have nine board members.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 3


            IITRI is a non-profit corporation controlled by the Illinois Institute of Technology, a non-profit educational institution exempt from federal income tax under section 501(c)(3). Prior to the Transaction, IITRI's activities included research and development of technological solutions to problems related to the public health, safety and national defense of the United States. IITRI operated primarily as a government contractor providing research services to the U.S. federal government, state and local governments, foreign governments and commercial sponsors. IITRI owns all of the stock of HFA, a for-profit "C corporation" subject to federal corporate income taxation for which an S corporation election pursuant to section 1362 has not been made prior to the Transaction.

            Beagle Holdings adopted the Beagle Holdings, Inc. Employee Stock Ownership and 401(k) Plan and the Beagle Holdings, Inc. Employee Stock Ownership and 401(k) Trust on December 19, 2001. The plan was amended and restated on May 31, 2002, including being renamed the Beagle Holdings, Inc. Employee Ownership, Savings and Investment Plan. Similarly, the Trust was renamed the Beagle Holdings, Inc. Employee Ownership, Savings and Investment Trust (the plan and original trust are hereinafter referred to respectively as the "KSOP" and the "Original Trust"). The plan was further amended on September 30, 2002, to adopt a number of revisions, including being renamed the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust. The KSOP includes an employee stock ownership plan component (hereinafter referred to as the "ESOP") and a non-ESOP component. The KSOP (which includes the ESOP) is an employee stock ownership plan within the meaning of section 4975(e)(7) that is exempt from federal income tax under section 401(a) and section 501(a).(1)

            Section 5.12 of the ESOP prohibits allocating Alion common stock to any disqualified person during any nonallocation year and also provides that any such allocation in violation of that prohibition is "null and void ab initio." In the event an allocation is made during a nonallocation year, the ESOP includes fail-safe provisions that are intended to unwind the void allocation by removing Common Stock from the accounts of disqualified persons, and to the extent permitted by Section 409(p), replacing the removed stock with other assets of equal value removed from the accounts of KSOP participants who are not disqualified persons.

            Beagle Holdings filed an election on IRS Form 2553 with the Internal Revenue Service (hereinafter the "IRS" or the "Service") on December 20, 2001, to be

----------------
(1)   See the opinion of Silverstein and Mullens attached Exhibit D.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 4


treated as an S corporation within the meaning of section 1361(a) for federal income tax purposes. Alion has only $0.01 par value per share common stock ("Common Stock") authorized under its Articles of Incorporation. The Original Trust has been the sole stockholder of all of Beagle Holdings' (now Alion's) issued and outstanding Common Stock at all times after Beagle Holdings' (now Alion's) incorporation, until closing of the Transaction. Stacy Mendler, the trustee of the Original Trust on December 20, 2001, consented on behalf of the Original Trust to the S corporation election by Beagle Holdings.

            Shortly after closing the Transaction, the Original Trust will transfer all of its then-issued and outstanding Alion Common Stock (100 shares) to a trust, of which State Street Bank & Trust Company ("State Street") serves as trustee (the "New Trust"). Substantially all of the rollovers from IITRI's qualified plans (as described further below) were deposited into the New Trust at the closing of the Transaction. The Original Trust will be dissolved under Delaware law shortly after December 20, 2002.

            Alion is filing an election on IRS Form 8869 with the IRS on or shortly after closing of the Transaction, December 20, 2002, to treat HFA as a Q-Sub. Stephen Trichka, the Senior Vice President, General Counsel and Corporate Secretary of Alion, is consenting to the Q-Sub election by Alion.

            Upon completion of the Transaction, IITRI and Alion (and HFA) will not be owned or controlled by any of the same entity, person or common entities or persons.

      B. THE TRANSACTION AND ADDITIONAL TRANSACTION DOCUMENTS

            1. THE ACQUISITION AND THE ASSET PURCHASE AGREEMENT

            Pursuant to the Asset Purchase Agreement, Alion is acquiring all of IITRI's assets, rights and liabilities except certain enumerated assets, rights and liabilities, including those related to IITRI's Life Sciences Operation. The acquired assets include all of the issued and outstanding stock of HFA.

            The total purchase price is $129.1 million, subject to certain post-closing purchase price adjustments. Alion is providing three types of consideration at closing: (i) $56 million in cash; (ii) two debt instruments issued to IITRI (the "Mezzanine Note and the "Subordinated Note"); and (iii) two warrants, issued to IITRI in connection with the Mezzanine Note and the Subordinated Note, to purchase up to an aggregate amount of approximately 38 percent of Alion's Common Stock outstanding on the closing date of

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 5


the Transaction (the "Mezzanine Warrant" and the "Subordinated Warrant"). In addition to the above-described consideration, Alion is assuming IITRI's liabilities (other than those specifically excluded by the Asset Purchase Agreement) of approximately $11 million and paying certain costs incurred by IITRI in connection with the Transaction of approximately $2.3 million.

            Alion is funding the $56 million cash consideration component and the cash used to pay the IITRI Transaction costs from two sources. First, Alion issued KSOP interests to former IITRI employees (except those related to the Life Sciences Operation) and former employees of HFA in exchange for approximately $26 million transferred and/or rolled-over by those employees from IITRI's and HFA's investment plans to the ESOP. The approximately $26 million transferred and/or rolled-over by employees electing investment in the ESOP was contributed to Alion in exchange for beneficial ownership interests or shares of Alion's Common Stock. Those shares of Common Stock issued by Alion in exchange for employee contributions are held by the Trust for the benefit of the employees. Second, Alion is borrowing approximately $30 million under a senior credit facility from a syndicate of banks and other financial institutions led by LaSalle Bank National Association.

            2. THE SENIOR CREDIT FACILITY

            Alion is entering into a Senior Credit Facility dated December 20, 2002, with a syndicate of banks and other financial institutions for which LaSalle Bank National Association serves as both a lender and as the administrative agent (the "Senior Credit Facility") under which Alion can borrow up to $60 million. In addition to LaSalle Bank National Association, there are other syndicate lenders under the Senior Credit Facility (each a "Senior Credit Facility Lender" and collectively the "Senior Credit Facility Lenders"). We assume for purposes of this letter that each Senior Credit Facility Lender is actively and regularly engaged in the business of lending.

            The Senior Credit Facility has a five-year term and consists of a senior term loan of up to $35 million and a revolving credit commitment of up to $25 million. All amounts borrowed under the Senior Credit Facility carry interest payable either quarterly or at the end of any interest period, whichever comes first, at a Base Rate or the London Interbank Offered Rate ("LIBOR") in each case plus an applicable margin. The applicable margin will be adjusted according to a schedule tied to a measure of Alion cash flow, known as "earnings before interest, taxes, depreciation, amortization and ESOP contributions" (hereinafter referred to as "EBITDAE") for periods after final audited financial statements are issued for the fiscal year ended September 30, 2003.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 6


LaSalle Bank National Association is being paid a one-time upfront fee of $1.8 million for services performed as an arranger. A commitment fee is payable quarterly in arrears in accordance with a schedule on the unused portion of the revolving credit facility.

      Principal under the senior term loan must be repaid in quarterly installments in the following amounts: $5 million in each of years one and two; $7.5 million in year three; $8.5 million in year four; and $9 million in year five. All amounts borrowed under the revolving credit commitment will be due in full at the end of the five-year term. Amounts due under the Senior Credit Facility may be prepaid at any time without premium or discount (except for normal breakage costs associated with any hedging instruments entered into in connection with the facility and any LIBOR breakage costs associated with repayment prior to the end of any LIBOR interest period).

            The Senior Credit Facility requires Alion to prepay amounts borrowed with proceeds of any future permitted debt or equity issuance or asset sale and with a portion of excess cash flow each year. Proceeds of the Senior Credit Facility may be used to pay a portion of the purchase price and certain fees and expenses in connection with the Transaction, finance capital expenditures, refinance existing indebtedness, finance working capital and for general corporate purposes.

            Amounts borrowed under the Senior Credit Facility are being secured by a first priority, perfected security interest in all of Alion's assets, including the HFA stock. The Senior Credit Facility contains customary representations and warranties. Alion is covenanting to maintain its financial status in order to satisfy certain financial tests, including a fixed charge coverage ratio, a minimum EBITDAE, a maximum senior debt to EBITDAE ratio, a maximum total funded debt to EBITDAE ratio and a capital expenditures limit. Other affirmative and negative covenants include restrictions on incurring additional debt and obligations (including guarantees and leases), amending corporate organizational documents, sale of assets, payment of dividends, and changes in existing businesses or operations. The Senior Credit Facility also contains customary events of default accelerating maturity typical for third-party loans of this type, including uncured payment default, breach of representations and warranties, uncured covenant breaches and bankruptcy and insolvency events.

            3. THE MEZZANINE NOTE

            Alion is issuing two notes dated December 20, 2002, each with attached warrants, to IITRI, in connection with the Transaction and as part of the consideration under the Asset Purchase Agreement. The first note (hereinafter referred to as the

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 7


"Mezzanine Note") is subordinate to the Senior Credit Facility pursuant to a subordination agreement with the Senior Credit Facility lenders but ranks equally with the second note (hereinafter referred to as the "Subordinated Note" and discussed below). The Mezzanine Note is a six-year note with a face value of $20.2 million and bears interest at a rate of 12 percent per year. Interest is payable quarterly in cash and the entire principal amount of $20.2 million is due on the sixth anniversary, December 20, 2008.

            The Mezzanine Note cannot be prepaid until after the second anniversary of its issuance (the "No-Call Provision"), and thereafter may be prepaid in whole or in part subject to payment of a premium computed on the principal amount prepaid multiplied by six percent in year three, three percent in year four, one percent in year five and zero thereafter. In the event of a qualifying public offering(2) of Alion, the No-Call Provision will not apply so long as the total return from the Mezzanine Note and increase in value of the related Mezzanine Warrant (described below) equals or exceeds an annual internal rate of 25 percent (the "Required Rate of Return"). If such total return is less than 25 percent, the holder shall be paid the lesser of (i) the difference between the Required Rate of Return and the actual annual internal rate of return and (ii) the prepayment premium otherwise applicable.

            The Mezzanine Note is transferable only in amounts of at least $2.5 million and in $500,000 increments above this threshold. Any such transfer must be to persons that (i) qualify as U.S. persons under the Code (i.e., within the meaning of section 7701(a)(30)), (ii) do not constitute foreign persons under the National Industrial Security Program Operating Manual, and (iii) are not competitors of Alion. These restrictions do not apply if Alion is in default by reason of nonpayment or bankruptcy under the Mezzanine Note. Alion has a right of first offer in connection with a proposed sale of part or all of the Mezzanine Note and right of last look in the event the holder proposes a sale for less than 90 percent of the amount offered by Alion.

            Each holder of a portion of the Mezzanine Note has the right to require Alion to repurchase such portion of the Mezzanine Note in the event of a change in control of Alion or a sale or lease by Alion of all or substantially all of its assets. For this purpose, a change in control occurs if and when a third party or group of third parties

---------
(2) A qualified public offering defined in, and for purposes of, the Mezzanine Note means the consummation of one or more underwritten public offerings of Alion Common Stock pursuant to an effective registration statement which results in gross aggregate proceeds to the sellers in such offerings of not less than $30 million and pursuant to which Alion obtains a listing for its shares.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 8


(other than IITRI, the ESOP, or any holder of any Warrant and, in each case, their assignees) owns more than 50 percent of Alion's voting power.

            The Mezzanine Note contains typical events of default that accelerate maturity, including interest or principal payment default, material breach of any representation, warranty or covenant, default by Alion on any of its indebtedness if the outstanding amount thereof exceeds $20 million, judgment against Alion in excess of $20 million and certain other events involving Alion qualified pension plans that result in a material adverse change to Alion.

            The Mezzanine Note also contains customary representations, warranties, covenants (including a covenant not to revoke S corporation status for federal income tax purposes without the Mezzanine Note holder's consent, and affirmative and negative organizational and operational covenants) substantially similar to those contained in the Senior Credit Facility. IITRI is agreeing in a separate letter dated December 20, 2002, to waive acceleration rights based on breach of operational representations and warranties - but not affirmative and negative covenants - so long as IITRI and its affiliates own 50 percent or more of the Mezzanine Notes.

            4. THE MEZZANINE WARRANT

            In connection with the issuance of the Mezzanine Note and pursuant to an agreement dated December 20, 2002, Alion is issuing a warrant to IITRI as part of the consideration under the Asset Purchase Agreement (the "Mezzanine Warrant Agreement" and the "Mezzanine Warrant," respectively). Exercise of the Mezzanine Warrant would result in issuance of Alion Common Stock constituting approximately 12 percent of the issued and outstanding Common Stock of Alion on a fully diluted basis as of completion of the Transaction.

            The Mezzanine Warrant is exercisable at a stated exercise price of $10 per share at any time upon 90-day written notice from the date of issuance through (i) September 30, 2008, if the ESOP still exists on September 30, 2008, and if no public market price exists for the Alion Common Stock, or (ii) the sixth anniversary, otherwise.

            The Mezzanine Warrant contains put and call rights. Alion can call a certain portion of the Mezzanine Warrant in two circumstances: (i) within 30 days after a holder's exercise notice and (ii) within thirty days immediately preceding the date of expiry of the Warrant. The call price is equal to the product of (i) the number of shares of Alion Common Stock underlying the Mezzanine Warrant being called and (ii) the

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 9


difference between the then current fair market value of one share of Alion Common Stock and the then current exercise price of such share. A holder can put a portion of the Mezzanine Warrant to Alion by requiring it to buy such portion during the 30-day period immediately preceding the date of the expiry of the Warrant. The put price is determined in the same manner as the call price described above.

            The Mezzanine Warrant also provides for "tag-along" and "drag-along" rights. These rights allow the Trust in certain circumstances to "drag along" the stock underlying the Mezzanine Warrant in the event of a proposed sale of the Trust's shares of Common Stock and provide the Mezzanine Warrant holders the right to "tag along" in a proposed sale of the Trust's shares of Common Stock in other circumstances. More specifically, if the Trust proposes to sell 75 percent or more of the Alion Common Stock it then holds, each holder of a portion of the Mezzanine Warrant or shares obtained through the exercise of a portion of such warrant can be compelled to exercise a certain portion of the Mezzanine Warrant it holds and sell the shares obtained thereby and/or any shares already obtained by exercising a portion of the Mezzanine Warrant, along with the Trust's stock on the same terms and at the same price. If the Trust proposes to sell 25 percent or more of its Alion Common Stock and has not exercised its drag-along right, then the holders of the Mezzanine Warrant can exercise their Mezzanine Warrant and participate in the sale on a pro-rata basis with the Trust and on the same terms and at the same price by selling a certain number of shares obtained through such exercise and/or shares it had previously obtained by exercising a portion of the Mezzanine Warrant.

            The Mezzanine Warrant and the shares of Alion Common Stock obtained by exercising the Warrant are transferable, but certain limitations apply. Among other things, any transfer must be to persons (i) that agree to be bound by the terms of the Mezzanine Warrant Agreement and certain provisions of the Rights Agreement (described below); (ii) that qualify as U.S. persons under the Code;
(iii) that do not constitute foreign persons under the National Industrial Security Program Operating Manual; (iv) that are not competitors of Alion; and
(v) whose ownership of the Warrant or of Alion Common Stock would not cause the loss of Alion's S corporation status.

            The Mezzanine Warrant may not be exercised by a holder if (i) such holder would not be an eligible S corporation shareholder under section 1361 et seq., or (ii) such exercise would result in Alion's loss of its status as an S corporation under section 1361 et seq.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 10


            Before a holder may offer to sell a portion of the Mezzanine Warrant and/or shares of Alion Common Stock to a non-affiliate, it must first make an offer to Alion to buy the Mezzanine Warrant portion and/or Alion shares. If the holder rejects the offer made by Alion, the holder then has the right to sell the warrant portion and/or shares to a non-affiliated third party, but if any such proposed sale is for less than 90 percent of Alion's final offer, then it must re-offer such securities to Alion at the lower price. Furthermore, if a holder proposes to sell the securities on a date that is more than 9 months from the date it first notified Alion that it wished to make such sale, or on a date that is more than 90 days from the date, if any, that the holder had notified Alion that it was proposing to sell the warrant portion and/or shares of a price that was less than 90 percent of Alion's final offer (and Alion did not purchase the securities), then Alion would again be entitled to exercise its right of first offer and last look over the securities in question. IITRI has a similar right of first offer and last look with respect to sales by Alion of shares of Common Stock or other securities convertible into shares of Common Stock, so long as it holds at least 25 percent of the Mezzanine Warrant.

            The Mezzanine Warrant provides that the warrant holders "shall not be entitled to vote or be deemed the holder of [Alion] Common Stock ... nor shall anything contained herein be construed to confer upon the [holders] ... the rights of a stockholder of [Alion] ... or the right to receive dividends or subscription rights or otherwise."

            5. THE SUBORDINATED NOTE

            The Subordinated Note is being issued to IITRI on December 20, 2002, in connection with the Transaction and as part of the consideration under the Asset Purchase Agreement. The Subordinated Note is an eight-year note with a face value of $39.9 million and is junior to the Senior Credit Facility pursuant to a subordination agreement with the Senior Credit Facility lenders, but ranks equally with the Mezzanine Note. The Subordinated Note bears six percent simple interest in years one through six of the Note. Interest is payable quarterly by non-interest-bearing notes ("PIK Notes") maturing at the same time as the Subordinated Note. Interest in years seven and eight is at 16 percent and is payable quarterly in cash. Half the principal ($19.95 million) plus half of the principal of the PIK Notes is due on December 20, 2009, and the other half of the principal plus the remainder of the PIK Notes is due on December 20, 2010. The Subordinated Note may be prepaid without penalty or premium.

            The Subordinated Note contains transfer restrictions similar to those applicable to the Mezzanine Note. The note is transferable only in amounts of at least $5 million (and in $1 million increments above this threshold). Any such transfer must be to

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 11


persons that (i) qualify as U.S. persons under the Code; (ii) do not constitute foreign persons under the National Industrial Security Program Operating Manual; and (iii) are not competitors of Alion's core business. These restrictions do not apply if Alion is in default by reason of nonpayment or bankruptcy under the Subordinated Note.

            The Subordinated Note contains typical events of default that accelerate maturity, including interest or principal payment default, material breach of any representation, warranty or covenant, and certain other events.

            The Subordinated Note contains limited customary representations, warranties and covenants, excluding typical representations, warranties and covenants relating to operation of the business. Alion covenants in the Subordinated Note, however, not to pay dividends or make any other distributions on its stock so long as the Subordinated Note remains outstanding.

            6. THE SUBORDINATED NOTE WARRANT

            In connection with issuance of the Subordinated Note and pursuant to an agreement dated December 20, 2002, Alion is issuing a warrant to IITRI as part of the consideration under the Asset Purchase Agreement (the "Subordinated Warrant Agreement" and the "Subordinated Warrant," respectively). Exercise of the Subordinated Warrant would result in issuance of Alion Common Stock constituting approximately 25.7 percent of the issued and outstanding Common Stock of Alion on a fully diluted basis as of completion of the Transaction.

            The Subordinated Warrant is exercisable at a stated exercise price of $10 per share at any time upon 90-day written notice from the date of issuance through (i) September 30, 2010, if the ESOP still exists on September 30, 2010, and if no public market price exists for the Alion Common Stock or
(ii) the eighth anniversary, otherwise.

            The Subordinated Warrant contains put and call rights. Alion can call a certain portion of the Subordinated Warrant within 30 days after a holder's exercise notice. Alion can also call up to 50 percent of the Subordinated Warrant at any time (i) within 30 days following the date that is 90 days following the date of Alion's delivery to the holder of the ESOP appraisal setting forth the per share value of Alion Common Stock as of September 30, 2009, if the ESOP is still in existence on September 30, 2009, and a public market price does not exist for Alion Common Stock, or (ii) on or after the 30th day prior to the seventh anniversary of the issuance of the warrant, otherwise, and it can redeem up to 100 percent of the warrant at any time on or after the 30th day prior to

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 12


the date of expiry of the Warrant. The call price is equal to the product of (i) the number of shares underlying the Subordinated Warrant being redeemed and (ii) the difference between the then current fair market value of one share of Common Stock and the then current exercise price of one such share. The holders have put rights that mirror Alion's call rights, except as those call rights relate to an exercise of the Subordinated Warrant. The put price is determined in the same manner as the call price described above.

            The Subordinated Warrant also provides for "tag-along" and "drag-along" rights. These rights allow the Trust in certain circumstances to "drag along" the stock underlying the Subordinated Warrant in the event of a proposed sale of the Trust's shares of Common Stock and provide the Mezzanine Warrant holders to "tag along" in a proposed sale of the Trust's shares of Common Stock in other circumstances. More specifically, if the Trust proposes to sell 75 percent or more of the Alion Common Stock it then holds, each holder of a portion of the Subordinated Warrant or shares obtained through the exercise of a portion of such warrant, can be compelled to exercise a certain portion of the Subordinated Warrant it holds and sell the shares obtained thereby, and/or any shares already obtained by exercising a portion of the Mezzanine Warrant, along with the Trust's stock on the same terms and at the same price. If the Trust proposes to sell 25 percent or more of its Alion Common Stock and has not exercised its drag-along right, then the holders of the Subordinated Warrant can exercise their Subordinated Warrant and participate in the sale on a pro-rata basis with the Trust and on the same terms and at the same price by selling a certain number of shares obtained through such exercise and/or shares it had previously obtained by exercising a portion of the Subordinated Warrant.

            The Subordinated Warrant and the shares of Alion Common Stock obtained by exercising the Warrant are transferable, but certain limitations apply. Among other things, any transfer must be to persons (i) that agree to be bound by the terms of the Subordinated Warrant Agreement and certain provisions of the Rights Agreement (described below), (ii) that qualify as U.S. persons under the Code, (iii) that do not constitute foreign persons under the National Industrial Security Program Operating Manual, (iv) that are not competitors of Alion's core business, and (v) whose ownership of the Warrant or of Alion Common Stock would not cause the loss of Alion's S corporation status.

            The Subordinated Warrant may not be exercised by a holder if (i) such holder would otherwise not be an eligible S corporation shareholder under section 1361 et seq., or (ii) such exercise would result in Alion's loss of its status as an S corporation under section 1361 et seq.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 13


            Before a holder may sell a portion of the Subordinated Warrant and/or shares of Alion Common Stock to a non-affiliate, it must first offer such Warrant and/or shares to Alion. Alion also has the right to offer to buy the Subordinated Warrant and/or Alion Common Stock on the same terms and at the same price as offered to the non-affiliate. If Alion elects not to purchase the warrant portion and/or shares, then the holder may sell such securities within six months provided such sale is in accordance with the Subordinated Warrant Agreement and other relevant agreements.

            IITRI has a right of first offer and last look with respect to sales by Alion of shares of Common Stock or other securities convertible into shares of Common Stock, identical to that in the Mezzanine Warrant Agreement.

            The Subordinated Warrant provides that the warrant holder "shall not be entitled to vote or be deemed the holder of [Alion] Common Stock ... nor shall anything contained herein be construed to confer upon the [holders] ... the rights of a stockholder of [Alion] ... or the right to receive dividends or subscription rights or otherwise."

            7. THE RIGHTS AGREEMENT

            Alion, the Trust and IITRI are entering into an agreement dated December 20, 2002 (the "Rights Agreement") in order to provide IITRI (as the initial holder of the Mezzanine Note, the Subordinated Note, the Mezzanine Warrant and the Subordinated Warrant) and its permitted successors and assigns with certain rights. The Rights Agreement requires Alion in certain circumstances to use its best efforts to file a registration statement with the Securities and Exchange Commission to register Alion Common Stock acquired by exercise of either or both of the Mezzanine Warrant and the Subordinated Warrant (collectively referred to as the "Warrants").

            The holder(s) of the Warrants have the right to nominate one director of the board of directors of Alion while at least 25 percent of the Warrants remain outstanding. Similarly, the holder(s) of each of the Mezzanine Note and the Subordinated Note have the right to nominate one director to the board of directors of Alion while any part of each of the notes remains outstanding. The Trust is obligated to elect all such nominees.

            Subject to certain limitations, the holder(s) of any Alion Common Stock obtained by exercising any portion of either of the Warrants is/are required to vote together with the Trust in any stockholder vote. All such holder(s) have given the Trust an irrevocable proxy with respect to those shares of Alion Common Stock.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 14


            8. THE KSOP SPECIAL PRICE PROTECTION PROVISION

            The KSOP contains a special price protection provision for participants who are at least 55 years old as of December 31, 2002 (the "Special Price Protection Provision"). The Special Price Protection Provision provides such participants who request a distribution at any time during the first five years following closing due to death, disability or separation from service on or after reaching age 60 with special price protection in connection with the redemption of Alion Common Stock held in trust for them by the Trust. Under this provision, Alion must redeem the shares allocated to the participant's ESOP account attributable to the participant's one-time ESOP investment election at a per share price equal to the greater of (i) the original per share purchase price of the Alion Common Stock as of the closing date of the Transaction, or
(ii) the then fair market value of the stock.

            The Special Price Protection Provision expires on December 31, 2007. This special price protection does not apply to distribution requests made beyond the five-year period. However, this special price protection applies even if the ESOP committee is required, in accordance with its uniform, non-discriminatory distribution policy, to convert all or part of a lump sum distribution request into a distribution made in a series of installments. In the event a qualifying participant otherwise would qualify for this special price protection but is subject to receiving the distribution in a series of installments that extend beyond the fifth anniversary of closing, the price protection is extended to all installments. Special price protection will not be available to any employees hired by Alion in the future even if these employees are eligible to participate in a one-time ESOP investment election similar to the one-time ESOP investment election available to former IITRI and HFA employees.

            9. COMPENSATION ARRANGEMENTS

            Alion's management team will execute employment agreements and will be eligible for grant of stock appreciation rights under a stock appreciation rights plan ("SARs" and the "SAR Plan", respectively). Each of the employment agreements provide for salary, bonus and other compensation and benefits.

            In connection with the Transaction, Bahman Atefi, the chief executive officer of Alion ("Atefi"), has relinquished his right to receive certain deferred compensation from IITRI in exchange for deferred compensation credit from Alion in the principal amount of approximately $857,000 with interest payable annually at a rate of 12 percent (the "Atefi Deferred Compensation"). The Atefi Deferred Compensation

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 15


becomes payable on the sixth anniversary of the closing date, under payment terms and conditions substantially identical to those of the Mezzanine Note. In connection with the Atefi Deferred Compensation, Atefi will also hold, subject to vesting, a warrant to acquire not more than 0.612 percent of Alion Common Stock outstanding on the closing date under terms and conditions substantially identical to those of the Mezzanine Warrant.

            The SAR Plan provides for grant of SARs that shall not, in the aggregate, exceed 10 percent of Alion Common Stock on a fully diluted basis. The SAR Plan prevents the grant of SAR awards, and voids any vested SAR awards, to any Alion employee or other person who, by virtue of the SAR award or otherwise, would be a "disqualified person" within the meaning of section 409(p).

            The deferred compensation arrangements for Atefi (i) do not convey the right to vote, (ii) represent only an unfunded unsecured promise to pay money or property in the future, (iii) are issued to Atefi in connection with the performance of services to Alion, and (iv) do not result in current income taxation of Atefi.

            Alion has represented that Atefi will own (i) not more than 60,000 shares in the KSOP rollover account, (ii) warrants to acquire not more than
0.612 percent of Alion Common Stock outstanding as of completion of the Transaction, and (iii) awards of 6,000 SARs. Under section 409(p), these shares and the synthetic equity represent substantially less than ten (10) percent of Alion's stock.

      C. STATED ASSUMPTIONS

            With your permission, we have made the following assumptions in addition to the facts outlined above and those detailed elsewhere in this letter:

      1. At all times since their organization and as of completion of the Transaction, neither Alion nor HFA is or has (i) been a financial institution that uses the reserve method of accounting for bad debts under section 585, (ii) been an insurance company subject to tax under subchapter L of the Code, (iii) made an election under section 936, or (iv) been a domestic international sales corporation ("DISC") or former DISC.

      2. Based on the Silverstein and Mullens Opinion, at all times since formation, the Original Trust and the New Trust, each as part of the ESOP component of the KSOP, has been and, in the case of the New Trust, remains a trust forming part

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 16


            of a plan described in section 401(a) and that is exempt from tax under section 501(a).

      3. The Special Price Protection Provision in the KSOP is a bona fide agreement provided by the KSOP for valid business reasons to certain participants qualifying for the price protection under the provision.

      4. Alion intends that amounts borrowed under the Senior Credit Facility, and consideration provided under the Mezzanine Note and the Subordinated Note, will be treated as debt for regulatory, rating agency and financial reporting purposes, and such instruments will be properly accounted for as debt rather than equity for each such purpose.

      5. IITRI intends that consideration provided by Alion under the Mezzanine Note and the Subordinated Note will be treated as debt for regulatory, rating agency and financial reporting purposes, and such instruments will be properly accounted for as debt rather than equity for each such purpose.

      6. Alion reasonably expects that, after completion of the Transaction, Alion will generate sufficient cash flow to service the Senior Credit Facility, Mezzanine Note and Subordinated Note in accordance with their terms.

      7. IITRI reasonably expects that, after completion of the Transaction, Alion will generate sufficient cash flow to service the Senior Credit Facility, Mezzanine Note and Subordinated Note in accordance with their terms.

      8. As of completion of the Transaction, no employee of Alion, including each member of the management group, has a spouse or any other family member as described in section 409(p)(4)(D) or section 318 employed by Alion.

      9. Based on the Silverstein and Mullens Opinion and the Alion Representation Letter in Exhibit B, as of completion of the Transaction, no employee of Alion, including each member of the management group, will be a "deemed 10 percent shareholder" or a member of a "deemed 20 percent shareholder group" as such terms are defined under section 409(p)(4) after taking into account shares to be allocated under the ESOP, any other shares of Alion that are granted or awarded to the employees, and any awards of "synthetic equity" as described under section 409(p)(6)(C), including awards under the SAR Plan and any other programs or awards of stock or warrants to purchase stock of

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 17


            Alion, including arrangements for executive compensation, if any, that would grant warrants or any other right to acquire Alion stock or Alion stock-based compensation to the top five executives of Alion.

      10. Based on the Silverstein and Mullens Opinion, under the methodology provided by section 409(p), the Mezzanine Warrant and Subordinated Warrant issued to IITRI would not, under any circumstances, cause IITRI to have a deemed ownership interest of 50 percent or more of Alion.

            With your permission, we have assumed that the facts, representations and stated assumptions described or referred to in this letter are true and accurate and will remain so.



III. ANALYSIS

      A. ALION AND HFA SHOULD BE TREATED AS AN S CORPORATION AND AS A Q-SUB, RESPECTIVELY

            1.    RELEVANT SUBCHAPTER S CORPORATION PROVISIONS

            Subchapter S of the Code provides a regime in which income of the electing corporation generally is not subject to federal corporate income tax.(3) Rather, an "S corporation"(4) is generally treated as a fiscally transparent or so-called "pass-through" entity similar to a partnership for federal income tax purposes. S corporation status is determined annually and is elective, not mandatory. Once an eligible corporation makes a valid S corporation election, the S corporation must remain an eligible corporation in order to maintain its S corporation status.

            For any taxable year, an S corporation is a "small business corporation" for which an S corporation election is in effect for its taxable year.(5) Only a small business corporation can elect to be an S corporation.(6) The key term thus is "small

-----------
(3) Subchapter S refers to those provisions of the Code in Subchapter S of Chapter 1 of the Code, sections 1361 through 1379.

(4)   See Section 1361(a).

(5)   Section 1361(a).

(6)   Section 1361(a)(1), (b).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 18


business corporation." A "small business corporation" is a corporation that meets five basic requirements:

      (i)   it is a domestic corporation which is not an ineligible corporation;

      (ii)  has 75 or fewer stockholders;

      iii) does not have as a stockholder a person (other than an estate, a trust described in section 1361(c)(2) or an organization described in section 1361(c)(6)) who is not an individual;

      (iv)  does not have as a stockholder a non resident alien; and

      (v)   has only one class of stock.(7)

            All five criteria must be met and an election must be timely made in order for a corporation to be treated as an S corporation for any taxable year for federal income tax purposes.

            2. ALION MADE A VALID S CORPORATION ELECTION

            An S corporation election for any taxable year can be made at any time during the first two and one-half months (i.e., on or before the 15th day of the third month of such taxable year).(8) This rule remains true for short taxable years: an S corporation election can be made on or before the 15th day of the third month of such taxable year.(9) All stockholders who are stockholders on the date the election is made must consent to the election.(10)

            Alion made an S corporation election on December 20, 2001. The trustee of the Original Trust, which was the sole stockholder on the date the election was made, consented to the election on behalf of the Original Trust. We conclude below that Alion was a small business corporation as of such date and remains so as of completion of the Transaction. Accordingly, Alion should be considered to have made a valid S corporation election.

--------
(7)   Section 1361(b).

(8)   Section 1362(b)(1)(B).

(9)   Section 1362(b)(4).

(10)  Section 1362(a)(2).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 18


            3. ALION AND HFA SHOULD BE TREATED AS DOMESTIC CORPORATIONS THAT ARE NOT INELIGIBLE CORPORATIONS AS OF COMPLETION OF THE TRANSACTION

            The Code defines a domestic corporation as a corporation created or organized under the laws of any of the states or the District of Columbia.(11)
Section 1361(b)(2) defines an "ineligible corporation" as any otherwise eligible corporation that:

      (i) is not a financial institution that uses the reserve method of accounting for bad debts under section 585;

      (ii) is not an insurance company subject to tax under subchapter L of the Code;

      iii) has made an election under section 936 (related to operations in Puerto Rico); and

      (iv) is not a domestic international sales corporation ("DISC") or former DISC.

            Alion was organized under the laws of the State of Delaware. HFA was organized under the laws of Pennsylvania. At all times since their organization and as of completion of the Transaction, neither Alion nor HFA is or has (i) been a financial institution that uses the reserve method of accounting for bad debts under section 585, (ii) been an insurance company subject to tax under subchapter L of the Code, (iii) made an election under section 936, or (iv) been a domestic international sales corporation ("DISC") or former DISC. Accordingly, both Alion and HFA should be treated as domestic corporations that are not ineligible corporations.

            4. AS OF COMPLETION OF THE TRANSACTION, ALION SHOULD BE CONSIDERED TO HAVE ONLY PERMITTED SHAREHOLDERS WITHIN THE MEANING OF SECTION 1361(C)(6) - THE ORIGINAL TRUST AND THE NEW TRUST - WHICH HOLDS THE SHARES ON BEHALF OF THE ESOP COMPONENT OF THE KSOP

            Three points must be considered in determining whether Alion satisfies the 75 or less stockholder rule and the permitted stockholder rule.(12) First, we must consider whether the Original Trust and the New Trust (which both hold the shares on behalf of the ESOP component of the KSOP) are described in section 401(a) and exempt

-----------
(11)  Section 7701(a)(3),(4),(9) and (10); Treas. Reg. Section 301.7701-5.

(12)  Section 1361(b)(1)(A) and (b)(1)(B), respectively.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 20


from tax under section 501(a). thus making each a permitted stockholder within the meaning of section 1361(c)(6).(13) This issue is the subject of the Silverstein and Mullens Opinion and is assumed for purposes of our Opinion. Second, we must consider whether the Mezzanine Note, Subordinated Note, Mezzanine Warrant and Subordinated Warrant constitute, individually, in any combination or collectively in connection with the other Transaction Documents, a second class of stock under Treas. Reg Section 1.1361-1(l)(4) or general debt/equity principles. We address the last point separately in section B below and conclude that none of the Transaction documents should be considered a second class of stock under either Treas. Reg Section 1.1361-1(l)(4) or general debt/equity principles, individually, in any combination or collectively, for federal income tax purposes. Finally, we must consider whether the New Trust is considered as a single stockholder for purposes of section 1361(b)(1)(A) (we believe this issue is not relevant with respect to the Original Trust and, if it were, the analysis below would equally apply). This issue is addressed here.

            Congress amended Subchapter S in 1996 by enactment of the Small Business Job Protection Act of 1996 (the "1996 SBA Act"),(14) which, among other changes, expanded the list of S corporation permitted stockholders. After enactment of the 1996 SBA Act, certain tax exempt organizations may be a stockholder in an S corporation. Section 1361(c)(6) provides that "an organization" described in section 401(a) and exempt from tax under section 501(a) "may be a stockholder in an S corporation."(15) The Code indicates clearly when entities should or should not be treated as "look through" entities for purposes of determining the number of stockholders for S corporation purposes. For example, section 1361(c)(2) allows certain trusts to be permitted stockholders of an S corporation, but expressly provides that, in the case of a voting trust (one of several types of trusts permitted to be an S corporation stockholder), "each beneficiary of the trust shall be as a stockholder" in determining the 75 stockholder limitation.(16) By contrast, there is no provision or limitation in section 1361(c)(6). Moreover, the 1996 SBA conference report provides that "[f]or purposes of determining

----------
(13) Shortly after closing of the Transaction, the Original Trust will transfer the 100 shares of Alion Common Stock it has held since its inception to the New Trust and will immediately thereafter dissolve under Delaware law.

(14)  P.L. 104-188.

(15)  Section 1361(c)(6) (emphasis supplied).

(16)  Section 1361(c)(2)(B)(iv).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 21


the number of stockholders of an S corporation, a qualified tax-exempt stockholder will count as one stockholder."(17)

            At all times from Alion's organization and as of completion of the Transaction, all of Alion's Common Stock will be held by the Original Trust and the New Trust.(18) The Original Trust and the New Trust, each as part of the ESOP component of the KSOP, are described in section 401(a) and exempt from tax under section 501(a). Accordingly, Alion should be considered as having only permitted shareholders as of completion of the Transaction for purposes of section 1361(b)(1)(A). The Original Trust and the New Trust are not nonresident aliens under the Code.(19)

                  5. HFA SHOULD BE CONSIDERED TO HAVE ONLY ONE STOCKHOLDER - ALION - AND THUS SHOULD QUALIFY AS A Q-SUB

            Section 1361(b)(3)(B) defines a Q-Sub as a domestic corporation (i) that is not an ineligible corporation within the meaning of section 1361(b)(2),
(ii) 100 percent of the stock of which is owned by an S corporation, and (iii) that makes an election to be treated as a Q-Sub. Section 1361(b)(3)(A) provides that all the assets, liabilities, income, deductions and other tax items of a Q-Sub shall be treated as the assets, liabilities, income, deductions and other tax items of its sole S corporation stockholder. In other words, the Q-Sub is disregarded as an entity separate from its owner.

            Alion will hold all of HFA's stock as of completion of the Transaction. As part of the Transaction, HFA will elect to be treated as a Q-Sub. We conclude above that HFA is a domestic corporation that is not an ineligible corporation within the meaning of section 1361(b)(2). We conclude in this Opinion that Alion should be considered to qualify as an S corporation within the meaning of section 1361(a) as of completion of the Transaction. Alion, HFA's sole stockholder, is a domestic corporation and thus not a nonresident alien. Accordingly, HFA should qualify as a Q-Sub within the meaning of section 1361(b)(3).(20)

----------
(17) See Joint Explanatory Statement of the Committee on Conference, H. Rept. 104-737, at 231 (August 1, 1996).

(18)  See FN 13 and accompanying text.

(19)  See section 7701(b).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 22


      B.    SECOND CLASS OF STOCK

            1.    SINGLE CLASS OF STOCK - TREAS. REG. Section 1.1361-1(l)

                  (a)   In General

            A corporation must have only one class of stock in order to qualify as a small business corporation and thus be eligible to elect S corporation status.(21) Treas. Reg. Section 1.1361-1(l) provides a detailed set of rules for determining if a corporation purporting to be a small business corporation has more than one class of stock for purposes of Subchapter S.

            Generally, the regulation provides that a corporation is treated as having only one class of stock "if all outstanding shares of stock of the corporation confer identical rights to distribution and liquidation proceeds."(22) Thus, differences in voting rights among shares of stock of a corporation "are disregarded in determining whether a corporation has more than one class of stock," and so long as all the shares of stock of an S corporation have identical rights to distribution and liquidation proceeds, the corporation may issue "voting and nonvoting common stock, a class of stock that may vote only on certain issues, irrevocable proxy agreements, or groups of shares that differ with respect to rights to elect members of the board of directors."(23)

            Accordingly, the critical question is the determination of whether stock confers identical rights to distribution and liquidation proceeds. The single class of stock regulation provides that "[t]he determination of whether all outstanding shares of stock confer identical rights to distribution and liquidation proceeds is made based on the corporate charter, certificate of incorporation, bylaws, applicable state law, and binding

-------------
(20) Although beyond the scope of this Opinion, we note the potential application in certain circumstances (principally in the case of a sale of certain HFA assets) of the so-called built-in gains tax under section 1374.

(21)  Section 1361(b)(1)(D); Treas. Reg. Section 1.1361-1(l)(1).

(22)  Treas. Reg. Section 1.1361-1(l)(1).

(23)  Id.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 23


agreements relating to distribution and liquidation proceeds."(24) The regulation refers to these corporate documents collectively as the "governing provisions."(25)

            A commercial contract, such as a lease, employment agreement, or loan agreement, is not a "binding agreement relating to distribution and liquidation proceeds and thus is not a governing provision" within the meaning of the regulation, "unless a principal purpose of the agreement is to circumvent the one class of stock requirement of section 1361(b)(1)(D) and this paragraph
(l) of Treas. Reg. Section 1.1361-1."(26)

            Redemption agreements and agreements restricting or otherwise affecting transferability of stock are disregarded in determining whether a corporation's outstanding shares of stock confer identical distribution and liquidation rights unless (i) a principal purpose of the agreement is to circumvent the one class of stock requirement and (ii) the agreement establishes a purchase price that, at the time the agreement is entered into, is significantly in excess of or below the fair market value of the stock.(27) Bona fide agreements to redeem or purchase stock at the time of death, divorce, disability, or termination of employment are specifically excluded for purposes of determining whether a corporation's shares of stock confer identical rights.(28)

                  (b) Other instruments, obligations or arrangements treated as a second class of stock

            The regulation also provides specific rules for determining whether other instruments, obligations or arrangements are treated as a second class of stock for Subchapter S purposes.(29) There are two ways an instrument, obligation or arrangement can be treated as a second class of stock for Subchapter S purposes under the regulation.(30)

---------
(24)  Treas. Reg. Section 1.1361-1(l)(2)(i).

(25)  Id.

(26)  Id.

(27)  Treas. Reg. Section 1.1361-1(l)(2)(iii)(A).

(28   Treas. Reg. Section 1.1361-1(l)(2)(iii)(B).

(29)  Treas. Reg. Section 1.1361-1(l)(4).

(30) Treas. Reg. Section 1.1361-1(l)(4)(i) provides that instruments, obligations and arrangements are not treated as a second class of stock for Subchapter S purposes unless they are described in Treas. Reg. Section 1.1361-1(l)(4)(ii) or (iii).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 24

First, the instrument, obligation or arrangement must be treated as equity under general principles of federal tax law and a principal purpose of issuing or entering into the instrument, obligation or arrangement must be to circumvent the rights to distribution or liquidation proceeds conferred on outstanding stock or to circumvent the limitation on eligible stockholders.(31) Second, a call option, warrant or similar arrangement (the regulation refers to these collectively as "call options") will be treated as a second class of stock if, taking into account all the facts and circumstances, the call option is substantially certain to be exercised and the strike price is substantially below the fair market value of the underlying stock on the date the call option is issued.(32)

            The Senior Credit Facility, the Mezzanine Note and the Subordinated Note should be analyzed as obligations within the meaning of Treas. Reg. Section 1.1361-1(l)(4)(ii), and the Mezzanine Warrant and Subordinated Warrant should be analyzed as warrants within the meaning of Treas. Reg. Section 1.1361-1(l)(4)(iii). We also analyze these instruments, individually, in combination and collectively in light of the other Transaction Documents, as obligations within the meaning of Treas. Reg. Section 1.1361-1(l)(4)(ii).

                  (c)   Straight debt safe harbor

            The regulation provides a safe harbor for debt issued to a commercial lender in certain circumstances.(33) A debt instrument will be respected as such if it (i) provides an unconditional obligation to pay a sum certain on demand or at a specified due date, (ii) does not provide for an interest rate or payment dates that are contingent on profits, the borrower's discretion, or payment of dividends or similar factors, (iii) is not convertible into stock of the issuer, and (iv) is held by an individual or person which is regularly engaged in the business of lending money.(34)

---------
(31)  Treas. Reg. Section 1.1361-1(l)(4)(ii).

(32)  Treas. Reg. Section 1.1361-1(l)(4)(iii).

(33)  Section 1361(c)(5); Treas. Reg. Section 1.1361-1(l)(5).

(34) Id. Congress revised section 1361(c)(5)(A)(iii) in the 1996 SBA Act permitting creditors, other than individuals, that are actively and regularly engaged in the business of lending money to qualify for the straight debt safe harbor.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 25


                  2. RELEVANT DEBT/EQUITY PRINCIPLES AND THEIR APPLICATION TO THE SENIOR CREDIT FACILITY, MEZZANINE NOTE AND SUBORDINATED NOTE

                        (a)   The Debt/Equity Factors

            Whether an instrument is characterized as debt or equity for federal income tax purposes is based on an analysis of many factors and is generally highly fact dependent. These factors typically include, but are not limited to:

      (1)   the intent of the parties;

      (2)   the identity between creditors and shareholders;

      (3) the extent of participation in management by the holder of the instrument;

      (4)   the ability of the corporation to obtain funds from outside sources;

      (5)   the "thinness" of the capital structure in relation to debt;

      (6)   the risk involved;

      (7)   the formal indicia of the arrangement;

      (8) the relative position of the obligees as to other creditors regarding the payment of interest and principal;

      (9)   the voting power of the holder of the instrument;

      (10)  the provision of a fixed rate of interest;

      (11)  a contingency on the obligation to repay;

      (12)  the source of the interest payments;

      (13)  the presence or absence of a fixed maturity date;

      (14)  a provision for redemption by the corporation;

      (15)  a provision for redemption at the option of the holder; and

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IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 26


      (16) the timing of the advance with reference to the organization of the corporation.(35)

In its most recent thorough statement of the relevance of the factors in debt/equity analysis, the Service listed eight factors and concluded that "[n]o particular factor is conclusive in making the determination of whether an instrument constitutes debt or equity."(36) The Service went on to add that "[t]he weight given to any factor depends upon all facts and circumstances and the overall effect of an instrument's debt and equity features must be taken into account."(37)

            Although each of the factors listed by the courts and the Service is important, it is impossible to assign a particular value to each of the factors established by the courts and the Service. Generally, no one factor is dispositive and not every factor must be weighted in favor of the purported characterization. In some cases, one factor may be critical and in other cases another factor may be critical. Thus, the statement that the "weight given to any factor depends upon all the facts and circumstances" is an accurate statement of the case law.(38) As stated by the Third Circuit, "The various factors which have been identified in the cases are only aids in answering the ultimate question whether the investment, analyzed in terms of its economic reality, constitutes risk capital

-------------
(35)  See e.g., Fin Hay Realty v. United States, 398 F.2d 694, 697 (3rd Cir.
      1968) (listing the factors as criteria developed by courts and commentators "to judge the true nature of an investment which is in form a debt"); see also J.S. Biritz Construction Co. v. Commissioner, 387 F.2d 451 (8th Cir. 1967); Tomlinson v. 1661 Corporation, 377 F.2d 291 (5 Cir.
      1967); Smith v. Commissioner, 370 F.2d 178 (6 Cir. 1966); Gilbert v. Commissioner, 262 F.2d 512 (2 Cir. 1959). An additional factor used by some courts has been whether the funds received from the issuance of the instrument were used to acquire capital assets (indicative of equity) or simply to provide working capital for day-to-day operations (indicative of debt). Estate of Mixon v. United States, 464 F.2d 394, 402 (5th Cir.
      1972).

(36) Notice 94-47, 1994-1 C.B. 357. The Service has since issued numerous rulings and other documents that generally apply the same principles. See, e.g., FSA 200024003 (February 29, 2000), FSA 199922012, FSA 1999-770 (June
      26, 1992), FSA 1998-430 (September 10, 1993), FSA 1998-418 (July 14,
      1993), PLR 199910046 (November 16, 1998), FSA 199940007 (June 15, 1999).

(37)  Notice 94-47, 1994-1 C.B. 357.

(38)  Id.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 27


entirely subject to the fortunes of the corporate venture or represents a strict debtor-creditor relationship."(39)

            In determining whether a particular investment constitutes "risk capital," in turn, it is most important to evaluate how the investment stacks up against the factors in comparison with how other investments in the corporation stack up against them.

            The essential difference between a `stockholder' and a 'creditor' is that the stockholder intends to embark upon the corporate adventure, taking the risks of loss attendant upon it that he may enjoy the chances of profit. The creditor, on the other hand, does not intend to take such risks so far as they may be avoided but merely to lend his capital to others who do intend to take them.(40)

                  (b)   Analysis of the Factors

                        (i)   IRS Notice 94-47

            In Notice 94-47,(41) the Service announced that it would scrutinize financial instruments designed to be treated as debt for federal income tax purposes but as equity for regulatory, rating agency or financial accounting purposes to see if their purported debt status for tax purposes is appropriate. Although amounts borrowed under the Senior Credit Facility, the Mezzanine Note and the Subordinated Note will be accounted for as debt, not equity, a discussion of the factors outlined by the Service in its most recent pronouncement in the area is useful.

            The eight factors articulated by the Service are:

      1. Whether there is an unconditional promise on the part of the issuer to pay a sum certain on demand or at a fixed maturity date that is in the reasonably foreseeable future;

      2. Whether holders of the instruments possess the right to enforce the payment of principal and interest;

--------
(39)  Fin Hay Realty v. United States, 398 F.2d 694, 697 (3rd Cir. 1968).

(40) Helvering v. R.F. & P.R. Co., 90 F.2d 971, 974 (4th Cir. 1937) quoted in Dayton & Michigan R. Co. v. Commissioner, 112 F.2d 627, 629 (4th Cir.
      1940).

(41)  1994-1 C.B. 357 (April 18, 1994).
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IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 28


      3. Whether the rights of the holders of the instruments are subordinate to rights of general creditors;

      4. Whether the instruments give the holders the right to participate in the management of the issuer;

      5.    Whether the issuer is thinly capitalized;

      6. Whether there is identity between holders of the instruments and stockholders of the issuer;

      7.    The label placed upon the instruments by the parties; and

      8. Whether the instruments are intended to be treated as debt or equity for non-tax purposes, including regulatory, rating agency, or financial accounting purposes.

                        (ii)  Detailed Analysis of the Notice 94-97 Factors

                              (a) Whether there is an unconditional promise on the part of the issuer to pay a sum certain on demand or at a fixed maturity date that is in the reasonably foreseeable future

            A major characteristic of an equity investment is that a return of capital by the corporation is not expected until the indefinite distant future, if ever. Conversely, when the principal is to be repaid in the near term, on a certain date, the instrument more closely resembles debt. In Jewel Tea Company, Inc. v. U.S.,(42) the court found that a limitation in the preferred stock agreement allowing redemption of a fixed amount of stock only out of surplus profits of the company prevented the taxpayers from characterizing the stock as debt. "Thus there was no time fixed when the holders could demand their money; they were at the mercy of the company's fortunes and payment was merely a way of distributing profits. . . the holders had no power to demand redemption except as the company chose to eliminate them from the enterprise."(43) Similarly, in

---------
(42)  90 F.2d 451 (2nd Cir. 1937).

(43)  Id., at 452.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 29


United States v. Title Guarantee & Trust Co.,(44) the Sixth Circuit Court of Appeals observed that many cases holding that instruments designated as stock were in fact debt turned on the ground that the stock certificates contained provisions requiring redemption at a fixed time. Largely based on this ground, the Court upheld the taxpayers' treatment of purported stock as debt.

            The safety of the principal is also a consideration in determining whether the promise is unconditional and meaningful. In addition to debt-equity ratios (discussed below), courts and the Service consider the following factors important in determining safety of the principal: (i) a security interest in the assets of the borrower; (ii) a sinking fund to assure repayment when due; (iii) requirements relating to maintenance of certain balance sheet ratios; (iv) restrictions on the payment of dividends when interest is not paid; (v) acceleration of the principal's due date when certain obligations are not met; and (vi) provisions allowing repayment on demand.(45)

            Each of the Senior Credit Facility, Mezzanine Note and Subordinated Note contains an unambiguous, unconditional obligation to pay a sum certain on a specified date or dates in the foreseeable future. The Senior Credit Facility is secured by all of Alion's assets. Each of the Senior Credit Facility, Mezzanine Note and Subordinated Note contains restrictions on the payment of dividends and other capital transactions so long as amounts due remain outstanding and each contemplates acceleration of maturity in the event of a default. The Senior Credit Facility and Mezzanine Note contain provisions regarding financial ratios.

            Accordingly, this factor weighs in favor of debt characterization for each instrument.

                        (b) Whether holders of the instruments possess the right to enforce the payment of principal and interest

            The right of the holders of the instruments to enforce repayment suggests debt status. Thus, in First Mortgage Corporation of Philadelphia v. Commissioner,(46) the

-------
(44)  133 F.2d 990 (1943).

(45)  See, e.g., PLR 9024001 (Feb. 20, 1990) (listing same factors).

(46) 135 F.2d 121, 123 (3d Cir. 1943) (classifying as equity an instrument that lacked enforcement rights and other debt characteristics).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 30


Third Circuit Court of Appeals found that an instrument that lacked a fixed date "at which time the holders may legally enforce payment of the principal and accumulated dividends if the petitioner is in default" was missing a "very important" characteristic of indebtedness.

            Each of the Senior Credit Facility, Mezzanine Note and Subordinated Note provides the holders with the unambiguous, unconditional right to enforce payment of principal and interest when due. Further, although the fact that the interest payments are made in the form of PIK Notes and not in cash arguably supports an inference of equity status,(47) any such inference in this case should not properly lead to a characterization of the instruments as equity. The fact that the instruments bear interest payable in PIK Notes as opposed to cash makes the instruments economically indistinguishable from standard original issue discount ("OID") notes where no interest is currently paid. In fact, for federal income tax purposes a note paying interest via PIK Notes is treated as an OID note.(48) The Service has ruled that a "pure" OID note (a note with no current cash payments and a "full balloon" payment upon redemption) is valid debt for federal income tax purposes.(49) In any event, the facts that current interest payments are due in years seven and eight and that the maturity date is only eight years from issuance minimize any inference that the deferral of interest weighs toward equity characterization and further support debt characterization.

            The key factor in such a determination is whether the debt (both principal and interest) is properly able to be paid pursuant to the terms of the instrument.(50) The fact that interest payments are not currently made in cash (whether by virtue of PIK Notes or the instrument being one of an OID nature) does not materially impact the likelihood of the instrument being properly paid pursuant to its terms. Accordingly, this factor weighs in favor of debt characterization for each instrument.

-----------
(47) 1997 FSA LEXIS 265 (November 26, 1997) ("paying interest in cash is more consistent with debt treatment that paying interest with additional pieces of paper").

(48)  TAM 9538007 (June 13, 1995).

(49)  CCA 200135011 (May 30, 2001).

(50) Id. ("the critical question is whether Corporation X paid off the Note in accordance with its terms.").

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 31


                        (c) Whether the rights of the holders of the instruments are subordinate to rights of general creditors

            Whether the security holder has a status equal to or inferior to that of regular corporate creditors is important in the determination of whether a purported creditor is dealing as a stockholder or as a true creditor. Subordination to the claims of general creditors is indicative of equity investment.(51) Recently, the Tax Court found that a holder's dissolution and liquidation rights that were subordinate to the rights of general corporate creditors were adverse to a debt determination.(52) Other factors, however, such as thin capitalization, may have contributed to the court's conclusion.

            Nothing in the Senior Credit Facility, Mezzanine Note and Subordinated Note or in other Transaction documents provides that rights of the holders are subordinate to the rights of Alion general creditors. Accordingly, this factor weighs in favor of debt characterization for each instrument.

                        (d) Whether the instruments give the holders the right to participate in the management of the issuer

            Although a voice in management is typically indicative of equity, the courts have frequently justified giving purported creditors, even in the absence of default, various managerial-type voting rights on the ground that such rights merely served to

-----------
(51)  See, John Wanamaker Philadelphia v. Commissioner, 139 F.2d 644 (3rd Cir.
      1943) (classifying a subordinated instrument as equity, noting that "[t]he reasonable conclusion to be drawn from the fact that the holder of preferred stock is subordinated to creditors is that [the holder] is a stockholder rather than a creditor."). See also 1992 FSA LEXIS 284 (Released May 22, 1992) (concluding that Delaware preference shares should be classified as equity where, "[u]nder the terms of the Certificate of Incorporation, holders of the preferred stock are expressly subordinate to the claims of all general and secured creditors . . .). See Zilkha & Sons, 52 TC 607, 617 (1969) the fact that the rights of the holders increase the likelihood that dividends will be paid does not justify a conclusion that dividends will be paid. For example, situations may exist where the Company has no surplus. In such a case, dividend distributions will often be prohibited by state law. This factor favors the equity characterization. See 1992 FSA LEXIS 284.

(52)  Full Service Beverage Company v. Commissioner, 69 TCM (CCH) 2221
      (1995)(instrument classified as equity where "in effect, the rights of the holders of the preferred stock were subordinate to the rights of petitioner's general corporate creditors").

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 32


protect their interests as creditors or made the investment more attractive.(53) When a voice in management has been cited as an equity feature, the instrument has typically been in the form of preferred stock and has had some of the other characteristics of preferred stock, although it may have had some debt-like features also.(54)

            Lenders under the Senior Credit Facility are not entitled to participate in management. Under the Investor Agreement, the holders of the Mezzanine Note, the Subordinated Note and the Warrants are each entitled to nominate one member of the board of directors of Alion, which has nine members at the date of completion of the Transaction. Thus, individually, the holder(s) of each instrument will have only a one-ninth representation. Even if aggregated, the directors nominated by the holders of the Mezzanine Note, Subordinated Note and the Warrant have no more than a one-third representation on the board. This is consistent with creditor-type representation that has been held to be consistent with creditor status.(55) Moreover, each of the instruments also restricts distributions to shareholders so long as amounts remain due on the instruments. Accordingly, this factor weighs in favor of debt characterization for the Senior Credit Facility.

-------------
(53)  Union Mut. Ins. Co. of Providence v. Commissioner, 46 T.C. 842, 845
      (1966), aff'd, 386 F.2d 974, 978 (1st Cir. 1967) (holding that "guaranty fund certificates" which gave holders the right to elect 6 of 12 directors were nevertheless indebtedness, accepting taxpayer's claim for interest deductions).

(54) Ragland Investment Co. v. Commissioner, 52 T.C. 867, 877 (1969), aff'd per curium, 435 F.2d 118 (6th Cir. 1970) (holding that an instrument labeled "preferred stock" which provided for participation in management was properly classified as equity).

(55)  See Union Mut. Ins. Co. of Providence v. Commissioner, supra.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 33


                        (e)   Whether the issuer is thinly capitalized

            The issuer's overall debt/equity ratio is a significant factor in the treatment of a particular instrument since it reflects the extent to which purported creditors are shielded against business losses and declines in property values and therefore reflects repayment expectations. The Service may compare the issuer's ratios with the debt/equity ratios of corporations involved in the same industry. The ability of the corporation to obtain loans from unrelated lending institutions is relevant in this analysis. The taxpayer should provide evidence of this ability.(56)

            In a recent Tax Court case, Laidlaw Transportation Inc. v. Commissioner,(57) the Court noted that the issuers' debt to equity ratio averaged 4.56 and was increasing, which contributed to the Court's determination that the instrument was equity. However, in reaching its decision, the Tax Court relied on a number of other significant factors, including the taxpayer's failure to make payments according to the terms of the debt instruments, the use of the cash advances to acquire capital assets, the inability of the corporation to borrow from commercial lenders at the same amount and rate as it borrowed from related parties, the intent of the parties, the continual extension and lack of enforcement of loan maturity dates, the lack of a right to enforce the payment of principal and interest, and the lack of an expectation or intention to request repayment.(58)

            On the other hand, courts have clearly stated that the thinness in capitalization of the issuer does not "control the character of the transaction." Sun Properties, Inc. v. United States, 220 F.2d 171, 175 (5th Cir.
1955) (valid debt at debt to equity ratio of 310 to 1); see also Gyro Engineering Corporation v. United States, 417 F.2d 437, 439 (9th Cir. 1969); Piedmont Corporation v. Commissioner, 388 F.2d 886, 890 (4th Cir. 1968). Essentially, "if the corporation is adequately capitalized for its intended purpose," then the instrument may still be treated as valid debt. Bradshaw v. United States, 683 F.2d 365, 374 (Ct. Cl. 1982). The essential inquiry of the thin capitalization determination is whether the "assets and prospects of the business" are able to "assure payment of the debt according to its terms." Id., at 373. Accordingly, where the issuer's resources - regardless of its debt to equity ratio - are "adequate to finance the

-----------
(56) Laidlaw Transportation Inc. v. Commissioner, 75 T.C.M. (CCH) 2598 (1998) (examining taxpayer's ability to borrow from commercial lenders as part of debt/equity analysis).

(57)  Id.

(58)  Id.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 34


level of development undertaken" - without foregoing the payment of interest and eventually principal - "there [is] little reason for the [issuer] to maintain a large surplus of liquid capital" and thus undercapitalization is not fatal to the determination of the issuer's instrument as debt.

            One of the best examples applying these principles to a highly leveraged issuer is Baker Commodities, Inc. v. Commissioner, 48 T.C. 374 (1967). In that case, the issuer had a debt to equity ratio of nearly 700 to 1 but the Tax Court still upheld the characterization of the issued instrument as debt. Agreeing with the general premise that the thin capitalization factor is "one of the indicia from which the presence or absence of a debtor-creditor relationship may be determined," the court found that the "existence of that factor, standing alone, will not transform an otherwise valid indebtedness into equity capital." Id., at 396 (internal citations omitted). Of particular importance to the Baker court was that the issuer was not the operator of an "untried, under-capitalized business, the profits of which are uncertain," but rather a "well-established business which enjoyed not only a good past earnings' record but equally good prospects for the future." Id., at 398 (internal citations omitted). Based on this factor, and the fact that "the parties, based upon marketing projections, fairly believed that payments on the note could be made without impairing the capital assets" of the issuer, the Baker court found that there was "no justification for inferring, on the sole ground of thin capitalization at least, that the promissory note [was] not what it purports to be." Id.

            Alion will have an approximately 4 to 1 debt to equity ratio after the issuance of the Notes. Alion and its creditors expect Alion to generate sufficient cash flow to service the debt in accordance with its terms. Given the nature of business Alion will conduct and its history of steady cash flow, a leverage ratio of approximately 4 to 1 should not support a finding that Alion is a thinly-capitalized business. Accordingly, this factor should weigh in favor of debt characterization.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 35


                        (f) Whether there is identity between holders of the instruments and stockholders of the issuer

            The Third Circuit has noted that an identity between the holders of the instrument and the stockholders of the issuer is a factor which subjects an instrument, purported to be indebtedness, to closer scrutiny in Fin Hay Realty Co. v. U.S.(59)

            [W]here the corporation is closely held and the same persons occupy both sides of the bargaining table, form does not necessarily correspond to the intrinsic economic nature of the transaction, as the parties may mold it at their will with no countervailing pull. This is particularly so where a stockholder can have the funds he advances to a corporation treated as corporate obligations instead of contributions to capital without affecting his proportionate equity interest. Labels, which are perhaps the best expression of the subjective intention of parties to a transaction, thus lose their meaningfulness.(60)

            Here there is no overlap between Alion's sole stockholder and its creditors. Accordingly, this factor weighs in favor of debt characterization.

                        (g) The label placed upon the instruments by the parties

            In determining whether an interest is to be treated as debt or equity, the Service and the courts examine the intent of the parties. The label the parties give the instrument, although not controlling, may show the intent. Here, all the relevant instruments are labeled as debt rather than as equity. Accordingly, this factor weighs in favor of debt characterization.

                        (h) Whether the instruments are intended to be treated as debt or equity for non-tax purposes, including regulatory, rating agency, or financial accounting purposes

---------
(59) 398 F.2d 694 (3rd Cir. 1968) (amounts advanced to a corporation by its two stockholders characterized as contributions to capital).

(60)  Id., at 697.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 36


            There are many authorities which cite the reporting of the instrument in a particular fashion for non-tax purposes as suggestive of its proper tax characterization. For example, in Full Service Beverage,(61) the court concluded that an instrument should be characterized as equity and noted that the taxpayer had: (1) issued Forms 1099-DIV reporting to the Service and the holders ordinary dividends paid on the preferred stock and (2) filed with the relevant state its corporate annual report in which it disclosed that it had issued 50,000 shares of preferred stock. Similarly, the Tenth Circuit held that a stockholder's arguments for debt characterization were outweighed in part by the fact that a corporation recorded the transaction as preferred stock on the books and with the local Secretary of State.(62)

            By contrast, Alion and IITRI with respect to the Mezzanine Note and Subordinated Note intend to report amounts borrowed under the Senior Credit Facility, the Mezzanine Note and the Subordinated Note as debt for financial reporting purposes and reasonably believe that they will be so characterized for other non-tax purposes, including regulatory and rating agency purposes. Accordingly, this factor weighs in favor of debt characterization.

                        (iii) Additional Judicial Debt Versus Equity Factors

                        (a) Whether the instrument provides for a fixed or determinable rate of interest to be paid to the holder.

            The lack of a fixed or determinable rate of interest indicates that an instrument is of an equity nature. More specifically, "[i]f a lender does not insist upon interest payments, he is, therefore, interested in the future earnings of the corporation or their increased market value. ... [s]uch a disinterest in interest" indicates that the purported loan is in fact a capital contribution.(63)

            Amounts borrowed under the Senior Credit Facility, Mezzanine Note and Subordinated Note will bear interest at fixed or determinable rates of interest. As such, the amounts lent represent a limited economic (i.e., creditor rather than shareholder)

--------
(61)  69 T.C.M., at 2228.

(62)  See, e.g., Crawford Drug Stores, Inc., supra.

(63) Segel v. Commissioner, 89 T.C. 816, 833 (1987) (internal citations removed).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 37


investment in the business because the return is limited to the fixed or determinable interest. Under the terms of these instruments, the lenders are not entitled to an "owner risk" (i.e., entrepreneurial) return on the amounts lent under these instruments. Accordingly, this factor weighs in favor of debt characterization.

                        (b) Whether the funds received by the issuer in exchange for the instrument were used to acquire capital assets

            Providing the necessary first assets that a corporation needs to begin functioning - such as that corporation's capital assets - is a traditional usage of capital contributions.(64) In addition, to the extent that an issuer uses funds to purchase necessary capital equipment for its business, the funds to later repay such an instrument are more likely to have to come at the expense of the issuer's necessary business assets than from operations.(65) Accordingly, to the extent that the proceeds from an instrument are used not to finance ongoing operations, but rather to build and finance the issuer's fundamental business, the instrument takes on an equity inference.

            Here, the amounts borrowed are being used to acquire the entire IITRI business and provide its working capital needs. Accordingly, this factor may be deemed to weigh towards equity characterization or may be viewed as neutral.

            3. CHARACTERIZATION OF THE SENIOR CREDIT FACILITY, MEZZANINE NOTE AND SUBORDINATED NOTE

            After consideration of each of the factors listed by the Service in its most recent pronouncement regarding debt/equity characterization for each of the Senior Credit Facility, Mezzanine Note and Subordinated Note, we conclude that each should be characterized as debt rather than equity for federal income tax purposes.(66) The existence

--------
(64) See, e.g., Plantation Patterns, Inc. v. Commissioner, 462 F.2d 712, 722 (5th Cir. 1972), affg. T.C. Memo 1970-182; Slappey Drive Indus. Park v. United States, 561 F.2d 572 (5th Cir. 1977).

(65) Development Corp. of America v. Commissioner, T.C. Memo 1988-127 (instrument was equity where "the record reflects that a large portion of the advances was used by [the issuer] to purchase land for future development").

(66) We note that the Senior Credit Facility satisfies all of the factors of the straight debt safe harbor of Treas. Reg. Section 1.1361-1(l)(5) except that there may be a fluctuation in interest rate depending on Alion's EBITDAE and prepayments based on excess cash flow. Although not entirely free from

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 38


of the Mezzanine Warrant and the Subordinated Warrant should weigh neither for or against such characterization since the Warrants are being issued with a strike price equal to the issue price of the KSOP interests.

            4. THE MEZZANINE WARRANT AND THE SUBORDINATED WARRANT SHOULD NOT BE TREATED AS A SECOND CLASS OF STOCK

            The Mezzanine Warrant and the Subordinated Warrant are being issued at a strike price equal to that paid by participants acquiring interests in the KSOP. Thus the strike price is not substantially below the fair market value of the underlying Alion stock as of the date of issue.(67) The facts and circumstances provide no indication that is "substantially certain" as of the date of issuance of the Warrants that they will be exercised.(68) Each instrument contains rights and obligations (e.g., put and call rights, tag and drag rights, limitations on transfer, etc.) that are designed to protect the holder's and Alion's respective interests in the Warrants before exercise, if exercise is in fact deemed economically desirable. As such, these rights are consistent with the conclusion that their exercise is not "substantially certain."

            In light of the facts and circumstances outlined above, neither the Mezzanine Warrant nor the Subordinated Warrant should be considered a second class of stock.

            5. THE KSOP SPECIAL PRICE PROTECTION PROVISION SHOULD NOT CAUSE ALION SHARES ALLOCATED TO PARTICIPANTS THAT QUALIFY FOR THE PROVISION TO BE TREATED AS A SECOND CLASS OF STOCK

            The Special Price Protection Provision provides a floor for the redemption of shares allocated to employees through the ESOP who are 55 or older as of December 31, 2002, if the distribution request is made at any time during the first five years following closing due to death, disability or retirement on or after reaching age 60. Under this provision, Alion must redeem the shares allocated to any such employee's ESOP account attributable to the one-time ESOP investment election at a per share price

--------
      doubt, we believe the straight debt safe harbor, applied literally, does not apply. Nevertheless, the fact that the Senior Credit Facility satisfies the (arguably) most important factors provided in the regulation further weighs in favor of debt characterization of amounts borrowed thereunder.

(67)  Treas. Reg. Section 1.1361-1(l)(4)(iii).

(68)  Id.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 39


equal to the greater of (i) the original per share purchase price of the Alion stock as of the closing date of the Transaction, or (ii) the then fair market value of the stock.

            Bona fide agreements that redeem stock at the time of death, disability or termination of employment are disregarded in determining whether a corporation's outstanding shares of stock confer identical distribution and liquidation rights.(69) The provision is part of the KSOP and was described in the S-1 and other materials provided to the former IITRI employees and HFA employees prior to the issuance by the KSOP of interests therein and is a bona fide agreement triggered solely by the death, disability or retirement of the participant. Accordingly, the Special Price Protection Provision should be considered as falling within the purview of Treas. Reg Section 1.1361-1(l)((2)(iii)(B) and thus should not be considered to create a second class of stock.(70)

            6. THE ALION COMPENSATION ARRANGEMENTS SHOULD NOT BE TREATED AS A SECOND CLASS OF STOCK

            The Alion deferred compensation arrangements (i) do not convey the right to vote, (ii) represent only an unfunded unsecured promise to pay money or property in the future, (iii) are issued to an individual employee or consultant in connection with the performance of services to Alion, and (iv) do not result in current income taxation of the employee or consultant.(71) Accordingly, these arrangements should not be treated as a second class of stock.

      C.    ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001

            1. SUMMARY OF EXCISE TAX IN NONALLOCATION YEAR - CODE SECTIONS 409(P) AND 4979A

            Section 656 of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") added Section 409(p) to the Code and amended Section 4979A of the Code. Together, these changes impose excise taxes on an S corporation, such as Alion, sponsoring an employee stock ownership plan, such as the ESOP component of the KSOP, if prohibited allocations are made when "disqualified persons" (within the meaning of section 409(p) as added by EGTRRA) own, at any time during the ESOP plan

---------
(69)  Treas. Reg. Section 1.1361-1(l)(2)(iii)(B).

(70) Treas. Reg. Section 1.1361-1(l)(2)(iii)(B); See also, Treas. Reg. Section 1.1361-1(l)(2)(vi), Examples 8 and 9.

(71)  Treas. Reg. Section 1.1361-1(b)(4).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 40


year of the employee stock ownership plan, 50 percent or more of the stock in the S corporation. In addition, the first "nonallocation year" triggers excise taxes on all the "deemed owned" shares of "disqualified persons" regardless of whether there is a prohibited allocation. The excise tax is equal to 50 percent of the value of such shares.

            2. DETERMINING WHEN THE EXCISE TAX APPLIES

            A nonallocation year is the plan year of the employee stock ownership plan if at any time during that year the plan holds any stock of the sponsoring S corporation and "disqualified persons" own 50 percent or more of the outstanding shares or other equity of such S corporation.(72) A disqualified person is defined to include both a "deemed 10 percent shareholder" and a member of a "deemed 20 percent shareholder group", as described in section 409(p)(4). A person is a deemed 10 percent shareholder if that person's "deemed owned shares" equal at least 10 percent of the number of deemed owned shares of stock of the S corporation. Deemed owned shares include shares allocated to the individual under the employee stock ownership plan and any unallocated shares which would be allocable under the plan, such as shares acquired through a loan and remaining in a suspense account. A "deemed 20 percent shareholder" is a person and the members of his or her family whose deemed owned shares in the aggregate are at least 20 percent of the number of deemed owned shares in the S corporation.

            The attribution rules of section 318 are used to determine percentage ownership, except that (1) the stock ownership by additional family members, including the spouse of the individual, ancestors or lineal descendants of the individual or his or her spouse, siblings of the individual, or his or her spouse and lineal descendants of the brother or sister, and the spouse of certain persons, is included(73) and (2) the special option attribution rule of section 318(a)(4) does not apply.

            When determining percentage ownership, except as provided in regulations yet to be issued, stock on which a "synthetic equity" interest is based is also treated as outstanding stock of the S corporation and, therefore, as deemed owned shares of the person holding the synthetic equity interest as defined in section 409(p), but only if that treatment would either cause the person to be a disqualified person or make the plan year a nonallocation year. Synthetic equity for this purpose includes "any stock option, warrant, restricted stock, deferred issuance stock right or similar interest or right that

--------
(72)  Section 409(p)(3).

(73)  Section 409(p)(4)(D).

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 41


gives the holder the right to acquire or receive stock of the S corporation in the future ... and includes a stock appreciation right, phantom stock unit, or similar right to future cash payment based on the value of such stock or appreciation in such value."(74)

            There may be two tax consequences in a nonallocation year. In the first nonallocation year, even if there is no prohibited allocation, the S corporation is liable for the 50 percent excise tax applied to the fair market value of all deemed owned shares of any disqualified person held by the ESOP, including shares allocated to that person in a prior year, and the shares on which any synthetic equity is based that year.(75) In addition, if a prohibited allocation occurs during any nonallocation year, then the S corporation will be liable for an excise tax equal to 50 percent of the amount of the prohibited allocation.(76)

            These rules are effective for plan years ending after March 14, 2001 for an S corporation employee stock ownership plan established after that date. In this case, the KSOP, including its ESOP component, was established December 19, 2001, and has a plan year ending September 30, 2002, meaning that the EGTRRA excise tax rules are applicable to Alion.

            3.    THE ESOP SHOULD NOT TRIGGER THE EXCISE TAX

            We conclude in the first opinion stated in part IV of this letter that, as of completion of the Transaction, Alion should be treated as an S corporation for federal income tax purposes. The Original Trust held and, as of completion of the Transaction, the New Trust holds all of the Alion Common Stock on behalf of the ESOP component of the KSOP. Thus, the ESOP is subject to the prohibited allocation rules, and Alion could potentially be liable for excise taxes in a nonallocation year as imposed by EGTRRA.

                  a. THE OWNERSHIP INTERESTS OF DISQUALIFIED PERSONS ARE LESS THAN 50 PERCENT

            IITRI should be treated as a disqualified person because the Mezzanine Warrant and Subordinated Warrant it holds constitute synthetic equity treated as "deemed owned shares" for EGTRRA purposes (section 409(p)). However, its interest should be

----------
(74)  Section 409(p)(6)(C).

(75)  Section 4979A(a)(3) and (a)(4), as amended by section 656(c) of EGTRRA.

(76)  Section 4979A(a)(3) and (3)(2), as amended by section 656(c) of EGTRRA.

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 42



approximately 38 percent. Based on the facts described above and presented in the Silverstein and Mullens Opinion, there should be no other disqualified person. In particular, no employee of Alion, including Atefi and other members of the management group, will be a "deemed 10 percent shareholder" or a member of a "deemed 20 percent shareholder group" as such terms are defined under section 409(p)(4) after taking into account shares to be allocated under the ESOP, any other shares of Alion that are granted or awarded to the employees, and any awards of "synthetic equity" as described under section 409(p)(6)(C), including awards under the SAR Plan, any phantom stock plan, and any other programs or awards of stock or warrants to purchase stock of Alion, including the arrangements for executive compensation that will grant warrants to the top five executives of Alion to acquire additional shares of stock. In addition, no employee of Alion, including each member of the management group, has a spouse or any other family member as described in section 409(p)(4)(D) or section 318 employed by Alion.

            Based on the Silverstein and Mullens Opinion, we note that the Original Trust holds all of the Alion Common Stock (100 shares) subject to the terms of a loan. The shares are held in a suspense account in the ESOP component of the KSOP as collateral for the loan, and are not to be released until the loan is repaid. The loan repayment is not due until the earlier of December 19, 2002 or five days after the closing of the Transaction at which time those shares will be released from the suspense account and held for allocation to all the Participants for the KSOP plan year ending September 30, 2003. Moreover, because the ESOP Rollover accounts will purchase approximately $2.6 million additional shares of Alion Common Stock, the allocation of the initial purchase of 100 shares among all of the participants (expected to be approximately 1,800) will not cause any one participant to be a 10 percent deemed shareholder. Accordingly, the ownership interests of disqualified persons should be less than 50 percent as of completion of the Transaction.

                  b. THE ESOP TERMS PROHIBIT ALLOCATIONS TO DISQUALIFIED PERSONS IN A NONALLOCATION YEAR.

            Section 5.12 of the KSOP prohibits allocating Alion Common Stock to any disqualified person during any nonallocation year and also provides that any such allocation in violation of that prohibition is "null and void ab initio." In the event an allocation is made during a nonallocation year, the KSOP includes fail-safe provisions that are intended to unwind the void allocation by removing Common Stock from the accounts of disqualified persons, and replacing the removed stock with other assets of equal value removed from the accounts of KSOP participants who are not disqualified persons. If the stock reallocation is not feasible or legal, then the plan provides that the

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 43


ESOP stock allocated to a disqualified person be reallocated among the accounts of all other KSOP participants. Accordingly, there should be no prohibited allocations in a nonallocation year, if any.

IV. OPINION

            Based solely on the facts, representations and stated assumptions described herein, it is our opinion that as of completion of the Transaction, for federal tax purposes:

      1.    Alion should qualify as an S corporation within the meaning of section 1361(a).

      2. HFA should qualify as a Q-Sub within the meaning of section 1361(b)(3)(B) and, as such, HFA should not be treated as a separate corporation and all of its assets, liabilities and items of income, deduction and credit should be treated as assets, liabilities and such items (as the case may be) of Alion as provided in section 1361(b)(3)(A).

      3. Alion should not be subject to excise taxes or penalties under the Economic Growth and Tax Relief Reconciliation Act of 2001.

V. LIMITATIONS

            This Opinion is based upon an analysis and interpretation of current U.S. federal income tax laws, including an analysis of existing statutory and regulatory provisions as interpreted by the courts as of the date of this Opinion. These laws are subject to change and any such changes may be effective retroactively and may cause the U.S. federal income tax treatment of the issues described herein to be different than the treatment described herein. We assume no responsibility for keeping you apprised of any developments in applicable law which occur subsequent to the date of this Opinion. Our Opinion is based on our understanding of the facts related to the Transaction underlying this Opinion. Our understanding of such facts is derived in part from our review of copies of the Transaction documents and the facts and stated assumptions described in this Opinion that effectuated, will effectuate, or are otherwise related to, the Transaction. We have no reason to believe that such facts are incorrect, and we believe that our reliance upon such facts is reasonable. Nevertheless, our Opinion cannot be relied upon if any of the assumptions or other facts as we understand them are, or later become, inaccurate. In reaching our Opinion, we have considered the business and tax purposes

BAKER & MCKENZIE

IIT Research Institute
Alion Science and Technology Corporation
State Street Bank & Trust Company
December 20, 2002
Page 44


for the Transaction, and have analyzed the law as it relates to all of the facts and circumstances associated with the Transaction in the manner described in and required by Treas. Regs. sections 1.6662-4(d)(3)(ii), 1.6662-4(g)(4)(ii),
1.6664-4(c), and 1.6664-4(e)(2)(i)(B)(2).

            Our Opinion addresses only the matters expressly set forth in this letter as of the completion of the Transaction, and no opinion is to be implied or inferred except as expressly stated in this letter, including whether the opinions expressed herein will remain true beyond completion of the Transaction.

            We note that the U.S. federal income tax consequences of the transactions described herein are complex and are subject to varying interpretations. These matters involve issues with respect to which the tax law is not clear and the result is not free from doubt. Thus, we can give no assurance that the Service and/or applicable state, local or foreign revenue authorities will not take positions in conflict with the opinion expressed herein, which positions of the Service and/or such state, local or foreign authorities might ultimately be sustained by the courts. Our Opinion represents only our interpretation of the law and has no binding, legal effect upon the Service, any state, local or foreign revenue authority or any courts.

            The Opinion set forth herein is expressly limited to the U.S. federal income tax status of Alion and HFA under Chapter 1, Subchapter S and related provisions of the Code upon completion of the Transaction. We undertake to render no other opinion whatsoever and this Opinion should not be construed as an opinion in respect of any other issues involved in the transactions described herein, including, without limitation, any other Federal, state, or local tax issues whatsoever, including the status of Alion and HFA beyond completion of the Transaction.

            This opinion is furnished solely for the benefit of the addressees hereto and former IITRI employees and HFA employees, and it is not to be furnished to, or relied upon by, in whole or in part, any other person or entity whatsoever without our prior written consent.

                                            Very truly yours,

                                            /s/ Baker & McKenzie
                                            --------------------------
                                            Baker & McKenzie

                                    EXHIBIT A

             (Capitalized terms not defined herein have the meaning
                       ascribed such terms in the Opinion)

1. Asset Purchase Agreement, dated as of November 18, 2002, with effect as of June 4, 2002, by and between Alion Science and Technology Corporation, a Delaware corporation ("Alion"), and IIT Research Institute, a Illinois non-profit corporation ("IITRI") controlled by the Illinois Institute of Technology (the "Asset Purchase Agreement")

2. Senior Credit Facility, dated December 20, 2002, by and between Alion, and Lasalle Bank (the "Senior Credit Facility")

3. Mezzanine Note, dated December 20, 2002, by and between Alion and IITRI (the "Mezzanine Note")

4. Subordinated Note, dated December 20, 2002, by and between Alion and IITRI (the "Subordinated Note")

5. Mezzanine Warrant Agreement, dated December 20, 2002, by and between Alion and IITRI (the "Mezzanine Warrant Agreement")

6. Seller Warrant Agreement, dated December 20, 2002, by and Alion and IITRI (the "Seller Warrant Agreement")

7. Rights Agreement, dated December 20, 2002, by and between Alion, the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the "Trust") and IITRI (the "Rights Agreement")

8. Stock Purchase Agreement, dated December 20, 2002, by and between Alion and the Trust (the "Stock Purchase Agreement")

9.    Form S-1 Registration Statement.

10.   Alion Certificate of Incorporation, as amended and restated.

11.   Alion By-laws, as amended and restated.

12. IRS Form 2553, dated December 20, 2001, and filed with the Internal Revenue Service on December 20, 2001.

13.   HFA Articles of Incorporation.

14.   HFA By-laws.

15.   Original Trust and New Trust documents

16. KSOP and ESOP Plan document(s), including related corporate resolutions and ancillary documents that implement the KSOP and ESOP.

17.   IIT Guarantee

18.   Side Letter

19.   SAR Plan

                                    EXHIBIT B

                    Alion Science and Technology Corporation.
                        1750 Tysons Boulevard, Suite 1300
                                McLean, VA 22102

                                December 20, 2002

Baker & McKenzie
815 Connecticut Avenue, N.W.
Suite 900
Washington, D.C.  20006

Gentlemen:

            The undersigned, in his capacity as General Counsel, Senior Vice President and Secretary of Alion Science and Technology Corporation, a Delaware corporation ("Alion"), formerly known as Beagle Holdings, Inc. ("Beagle Holdings"), on its behalf and on behalf of Human Factors Applications, Inc., a Pennsylvania corporation ("HFA"), hereby certifies that the facts, assumptions and representations that relate to Alion with respect to the Asset Purchase Agreement dated as of November 18, 2002, with effect as of June 4, 2002, between the IIT Research Institute, an Illinois non-profit corporation controlled by the Illinois Institute of Technology ("IITRI") and Beagle Holdings (now Alion) (the "Asset Purchase Agreement") and related matters, including, but not limited to, the ability of Alion to be treated as an S corporation and the ability of HFA to be treated as a Qualified Subchapter S subsidiary (collectively with the consummation of the Asset Purchase Agreement, the "Transaction"), which are described herein and are more fully described in the opinion of Baker & McKenzie dated December 20, 2002, are true, correct and complete in all material respects, and particularly certifies as follows:

      1. Beagle Holdings was organized on October 10, 2001, for the purpose of purchasing substantially all of the assets, rights and liabilities of IITRI. The Articles of Incorporation provide for a board of directors with up to twelve members; initially Alion intends to have nine board members. Beagle Holdings amended its Articles of Incorporation on August 7, 2002 to change its name to Alion Science and Technology Corporation.

      2. Beagle Holdings adopted the Beagle Holdings, Inc. Employee Stock Ownership and 401(k) Plan and the Beagle Holdings, Inc. Employee Stock Ownership and 401(k) Trust on December 19, 2001. The plan was amended and restated on May 31, 2002, including being renamed the Beagle Holdings, Inc. Employee Ownership, Savings and Investment Plan. The Trust was renamed the Beagle Holdings, Inc. Employee Ownership Savings and Investment Trust (the plan and original trust are hereinafter referred to respectively as the "KSOP" and the "Original Trust"). The plan was further amended on September 30, 2002, to adopt a number of revisions, including being renamed the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust. The KSOP includes an employee stock ownership component (the "ESOP").

      3. Beagle Holdings filed an election on IRS Form 2553 with the Internal Revenue Service (hereinafter the "IRS" or the "Service") on December 20, 2001, to be treated as an S corporation within the meaning of section 1361(a) for federal income tax purposes.

      4. Alion has only $0.01 par value per share common stock ("Common Stock") authorized under its Articles of Incorporation and the Original Trust has been the sole stockholder of all of Beagle Holdings' (now Alion's) issued and outstanding Common Stock at all times after Beagle Holdings' (now Alion's) incorporation, until immediately before the closing of the Transaction. The trustee of the Original Trust on December 20, 2001, consented on behalf of the Trust to the S corporation election by Beagle Holdings.

      5. Promptly after the special contribution is made to payoff the loan to the Company, the Original Trust will transfer all of the then issued and outstanding Alion Common Stock to the trust formed by State Street Bank for the ESOP Component of the Plan (the "Trust" or the "New Trust"). The Original Trust will be dissolved under Delaware law on or about December 23, 2002.

      6. Alion is filing an election on IRS Form 8869 with the IRS on or shortly after closing of the Transaction, December 20, 2002, to treat HFA as a Qualified Subchapter S subsidiary. Stephen Trichka, the Senior Vice President, General Counsel and Corporate Secretary of Alion, is consenting to this election by Alion.

      7. Upon completion of the Transaction, IITRI and Alion (and HFA) will not be owned or controlled by any of the same entity, person or common entities or persons.

      8. At all times since their organization and as of completion of the Transaction, neither Alion nor HFA is or has (i) been a financial institution that uses the reserve method of accounting for bad debts under section 585, (ii) been an insurance company subject to tax under subchapter L of the Code, (iii) made a election under section 936, or (iv) been a domestic international sales corporation ("DISC") or former DISC.

      9. At all times since formation, the KSOP, Original Trust and the New Trust have been operated in accordance with their terms and applicable law.

      10. The Special Price Protection Provision in the KSOP is a bona fide agreement provided by the KSOP for valid business reasons to certain participants qualifying for the price protection under the provision.

      11. Alion intends that amounts borrowed under the Senior Credit Facility, and consideration provided under the Mezzanine Note and the Subordinated Note, will be treated as debt for regulatory, rating agency and financial reporting purposes, and such instruments will be properly accounted for as debt rather than equity for each such purpose.

      12. Alion reasonably expects that, after completion of the Transaction, Alion will generate sufficient cash flow to service the Senior Credit Facility, Mezzanine Note and Subordinated Note in accordance with their terms.

      13. No employee of Alion, including each member of the management group, has a spouse or any other family member as described in section 409(p)(4)(D) or section 318 employed by Alion.

      14. We have provided you with accurate information as of closing with respect to Share ownership in and outside the ESOP, warrant ownership, and SAR awards for all members of management and for any employees whose ownership could be regarded as anything more than de minimis.

      15. The undersigned is duly authorized to make all of the representations set forth herein on behalf of Alion.

                                       Sincerely,

                                       Alion Science and Technology Corporation


                                       /s/ Stephen J. Trichka
                                       ------------------------------
                                       By:  Stephen J. Trichka

                                    EXHIBIT C

                             IIT Research Institute
                               10 West 35th Street
                                Chicago, IL 60616

                                December 20, 2002

Baker & McKenzie
815 Connecticut Avenue, N.W.
Suite 900
Washington, D.C. 20006

Gentlemen:

            The undersigned, in his capacity as General Counsel, Senior Vice President and Secretary of IIT Research Institute, an Illinois non-profit corporation controlled by the Illinois Institute of Technology ("IITRI") and on its behalf, hereby certifies that the facts, assumptions and representations that relate to IITRI and its affiliates with respect to the Asset Purchase Agreement dated as of November 18, 2002, with effect as of June 4, 2002, between IITRI and Beagle Holdings, Inc., a Delaware corporation ("Beagle Holdings"), now known as Alion Science and Technology Corporation ("Alion") (the "Asset Purchase Agreement") and related matters, including, but not limited to, the ability of Alion to be treated as an S corporation and the ability of Human Factors Applications, Inc. to be treated as a Qualified Subchapter S subsidiary (collectively with the consummation of the Asset Purchase Agreement, the "Transaction"), which are described herein and are more fully described in the opinion of Baker & McKenzie dated December 20, 2002, are true, correct and complete in all material respects, and particularly certifies as follows:

      1. IITRI is a non-profit corporation controlled by the Illinois Institute of Technology, a non-profit educational institution exempt from federal income tax under section 501(c)(3). Prior to the Transaction, IITRI's activities included research and development of technological solutions to problems related to the public health, safety and national defense of the United States. IITRI operated primarily as a government contractor providing research services to the U.S. federal government, state and local governments, foreign governments and commercial sponsors. IITRI owns all of the stock of HFA, a for-profit "C corporation" subject to federal corporate income taxation for which an S corporation election pursuant to section 1362 has not been made prior to the Transaction.

      2. IITRI intends that consideration received by Alion under the Mezzanine Note and the Subordinated Note will be treated as debt for regulatory, rating agency and financial reporting purposes, and such instruments will be properly accounted for as debt rather than equity for each such purpose.

      3. IITRI reasonably expects that, after completion of the Transaction, Alion will generate sufficient cash flow to service the Senior Credit Facility, Mezzanine Note and Subordinated Note in accordance with their terms.

      4. The undersigned is duly authorized to make all of the representations set forth herein on behalf of IITRI.


                                  Sincerely,

                                  IIT Research Institute


                                  /s/ Stephen J. Trichka
                                  -----------------------------
                                  By:  Stephen J. Trichka